UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 25, 2008
Move, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26659 (Commission File Number)	95-4438337 (IRS Employer Identification No.)
30700 Russell Ranch Road
Westlake Village, California 91362
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (805) 557-2300

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 25, 2008, the Management Development and Compensation Committee of the Company’s Board of Directors authorized the Company’s management to amend the Employment Agreement of W. Michael Long, the Company’s Chief Executive Officer, as follows: (i) in the event of Mr. Long’s involuntary termination, termination for death or disability, or termination without cause by the Company, subject to his execution of the Acknowledgement and Release of Claims under his employment agreement and his continued cooperation with the Company as directed by the Board of Directors up to such termination, all options granted to Mr. Long with the exception of those awarded at the commencement of his employment shall be exercisable for a period of three years after the final payment of the cash severance payments (the options awarded at the commencement of his employment shall be exercisable until the expiration set forth in the option awards); and (ii) Mr. Long shall be entitled to receive the normal health insurance, 401(k), and other benefits offered to the Company’s senior executives during the period that any cash severance payments are made to Mr. Long under his employment agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVE, INC.
Date: August 29, 2008	By:	/s/ James S. Caulfield
James S. Caulfield
General Counsel